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                                                                     EXHIBIT 3.8

                    AMENDED AND RESTATED OPERATING AGREEMENT

         THIS AMENDED AND RESTATED OPERATING AGREEMENT (the "Amended and Restated Agreement") of ACE, LLC (the "Company") is made effective as of September 24, 2003 by its sole Member Crunch Fitness International, Inc., a Delaware corporation, who shall be referred to hereinafter as the Member.

         Articles of Organization for the Company were originally filed in the Office of the New York Secretary of State on July 16, 1998 and as amended from time to time. This Amended and Restated Agreement hereby amends and supercedes any and all prior operating agreements of the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the individuals and entities signing this Agreement below agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. In this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Articles of Organization" shall mean the Articles of Organization of the Company filed or to be filed with the New York Secretary of State, as they may from time to time be amended.

                  (b) "Capital Account" as of any date shall mean the Capital Contribution to the Company by a Member, adjusted as of such date pursuant to of this Agreement.

                  (c) "Capital Contribution" shall mean any contribution by a Member to the capital or the Company in cash, property or services rendered or a promissory note or other obligation to contribute cash or property or to render services.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any superseding federal revenue statue.

                  (e)      "Company" shall refer to ACE, LLC.

                  (f) "Distribution" means any cash and other property paid to a Member by the Company from the operations of the Company.

                  (g) "Fiscal Year" shall mean the fiscal year of the Company, which shall be the year ending December 31.
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                  (h)      "Managers" shall mean each Person designated in
Section 4.3 of this Amended and Restated Agreement as a manager of the Company, or any Person who is appointed as a Manager in accordance with the provisions of this Amended and Restated Agreement.

                  (i) "Member" shall mean Crunch Fitness International, Inc., and each Person who or which may hereafter become a party to this Amended and Restated Agreement.

                  (j) "Membership Interests" shall mean with respect to the Company the value of all Capital Contributions and with respect to any Member the ratio of the value of the Capital Contribution of such Member to the aggregate value of all Capital Contributions.

                  (k) "Net Losses" shall mean the losses of the Company, if any; determined in accordance with generally accepted accounting principles employed under the cash method of accounting.

                  (1) "Net Profits" shall mean the income of the Company, if any, determined in accordance with generally accepted accounting principles employed under the cash method of accounting.

                  (m) "New York Act" shall mean the New York State Limited Liability Company Law.

                  (n) "Person" shall mean any corporation, governmental authority, limited liability company, partnership, trust, unincorporated association or other entity.

                  (o) "Selling Member" shall mean a Member desiring to sell a Membership Interest.

                  (p) "Treasury Regulations" shall mean all proposed, temporary and final regulations promulgated under the Code as from time to time in effect.

                                   ARTICLE II
                                  ORGANIZATION

         2.1 Formation. One or more Persons has acted to form a limited liability company by preparing, executing and filing with the New York Secretary of State the Articles of Organization pursuant to the New York Act.

         2.2      Name. The name of the Company is ACE, LLC.

         2.3 Principal Place of Business. The principal place of business of the Company within the State of New York shall be located at 623 Broadway, New York, New York 10012. The Company may establish any other places of business as the Managers may from time to time deem advisable.

         2.4 Term. The term of the Company shall be forty (40) years from the date of filing


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of the Articles of Organization with the New York Secretary of State, ending on
December 31, of that year, unless the Company is dissolved sooner pursuant to this Amended and Restated Agreement or the New York Act.

         2.5 Purposes. The Company is formed for any lawful business purpose or purposes.

                                   ARTICLE III
                                     MEMBERS

         3.1 Initial Member. The sole initial Member of the Company is Crunch Fitness International, Inc., a Delaware corporation.

         3.2 Additional Members. A Person may be admitted as a member after the date of this Amended and Restated Agreement upon the vote or written consent of a majority of Membership Interests.

         3.3 Books and Records. The Company shall keep books and records of accounts and minutes of all meetings of the Members. Such books and records shall be maintained on a cash basis in accordance with this Amended and Restated Agreement.

         3.4 Information. Each Member may inspect during ordinary business hours and at the principal place of business of the Company the Articles of Organization, this Amended and Restated Agreement, the minutes of any meeting of the Members and any tax returns of the Company for the immediately preceding three Fiscal Years.

         3.5 Limitation of Liability. Each Member's liability shall be limited as set forth in this Amended and Restated Agreement, the New York Act and other applicable law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that such Member shall remain personally liable for the payment of his or her Capital Contribution of such Member and as otherwise set forth in this Amended and Restated Agreement, the New York Act and any other applicable law.

         3.6 Sale of All Assets. The Member shall have the right, by the vote or written consent of at least two-thirds of all Membership Interests, to approve the sale, lease exchange or other disposition of all or substantially all of the assets of the Company.

         3.7 Priority and Return of Capital. No Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses, or a Distribution; provided, however, that this Section shall not apply to loan or other indebtedness (as distinguished from a Capital Contribution) made by a Member to the Company.

         3.8 Liability of a Member to the Company. A Member who or which rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the New York Act. A Member who or which receives a Distribution made by the Company in violation of this Amended and Restated Agreement or made when the Company's liabilities exceed its assets (after giving effect to such Distribution)

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shall be liable to the Company of the amount of such Distribution.

         3.9 Financial Adjustments. No Member admitted after the date of this Amended and Restated Agreement shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, at the discretion of the Managers, at the time a Member is admitted, close the books and records of the Company (as though the Fiscal Year had ended) or make pro rata allocations of loss, income and expense deductions to such Member for that portion of the Fiscal Year in which such Member was admitted in accordance with the Code.

                                   ARTICLE IV
                                   MANAGEMENT

         4.1 Management. Management of the Company shall be vested in the Managers.

         4.2 Powers of Managers. Except as set forth in this Amended and Restated Agreement, the Managers shall have power and authority, on behalf of the Company to (a) purchase, lease or otherwise acquire from, or sell, lease or otherwise dispose of to, and Person and property, (b) open bank accounts and otherwise invest the funds of the Company, (c) purchase insurance on the business and assets of the Company, (d) commence lawsuits and other proceedings,
(e) enter into any agreement, instrument or other writing, (f) retain accountants, attorneys or other agents and (g) take any other lawful action that the Managers consider necessary, convenient or advisable in connection with any business of the Company.

         4.3 Designation of Managers. The initial Managers of the Company shall be Cary A. Gaan, John W. Dwyer, and Paul A. Toback. The number of Managers of the Company may be amended from time to time by the vote or written consent of at least two-thirds of all Membership Interests. Each Manager shall hold office until a successor shall have been elected and qualified. Managers shall be elected by the vote or written consent or at least a majority of all Membership Interests and need not be residents of the State of New York or Members of the Company.

         4.4 Bind Authority. Unless authorized to do so by this Amended and Restated Agreement or the Managers, no Person shall have any power or authority to bind the Company. No Person shall have any power or authority to bind the Company unless such Person has been authorized by the Managers to act on behalf of the Company in accordance with the immediately preceding sentence.

         4.5 Liability for Certain Acts. The Managers shall perform their duties in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with such care as an ordinarily prudent person in a similar position would use under similar circumstances. A Manager who so performs such duties shall not have any liability by reason of being or having been a Manager. The Manager shall not be liable to the Company or any Member for any losses or damage sustained by the Company or any Member, unless the loss or damage shall have been the result if the gross negligence or willful misconduct of such Manager. Without limiting the generality of the preceding sentence, a Manager does not in any way



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guaranty the return of any Capital Contribution to a Member or a profit for the
Members from the operations of the Company.

         4.6 No Exclusive Duty to Company. The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right pursuant to this Amended and Restated Agreement to share or participate in such other business interests or activities or to the income or proceeds derived therefrom. The Manager as a result of engaging in any other business interests or activities.

         4.7 Indemnification. The Company shall indemnify and hold harmless the Managers from and against all claims and demands to the maximum extent permitted under the New York Act.

         4.8 Resignation. Any Manager may resign at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon receipt of such notice or at any later time specified in such notice. Unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of the Manager who is also a Member shall not affect the Manager's right as a Member and shall not constitute a withdrawal of such Member.

         4.9 Removal. Any Manager may be removed or replaced with or without cause by the vote or written consent of at least a majority of Membership Interests. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of such Member.

         4.10 Vacancies. Any vacancy occurring for any reason in the number of Managers may be filled by the vote or written consent of at least a majority of the remaining Managers then in office; provided, however, that if there are no remaining Managers, each vacancy shall be filled by the vote or written consent of at least a majority of the Membership Interests. A Manager elected for fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of such term and until the Manager's successor has been elected and qualified. A Manager's chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until a successor has been elected and qualified.

         4.11 Salaries. The salaries and other compensation of the Managers shall be fixed from time to time by the vote or written consent of at least a majority of the Membership Interests. No Manager shall be prevented from receiving such a salary or other compensation because such Manager is also a Member.

         4.12 Officers. The Managers may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Managers. Any officer may be removed by the Managers at any time, with or without cause. Each officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual.


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The salaries and other compensation of the officers shall be fixed by the
Managers.

                                    ARTICLE V
                               MEETINGS OF MEMBERS

         5.1 Annual Meeting. The annual meeting of the Members shall be held on each third Tuesday in March or at such other time as shall be determined by the vote or written consent of the Membership Interests for the purpose of the transaction of any business as may come before such meeting.

         5.2 Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by any Manager or any Member holding not less that ten percent of the Membership Interests.

         5.3 Place of Meetings. Meetings of the Members may be held at any place, within or outside the State of New York, for any meeting of the Members designated in any notice of such meeting. If no such designation is made, the place of any such meeting shall be the chief executive office of the Company.

         5.4 Notice of Meetings. Written notice stating the place, day and hour of the meeting indicating that it is being issued by or at the direction of the person or persons calling the meeting, stating the purpose or purposes for which the meeting is called shall be delivered no fewer that ten or more than sixty days before the date of the meeting.

         5.5 Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or any adjournment of such meeting, or Members entitled to receive payment of any Distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring Distribution is adopted, as the case may be, shall be the record date for making such a determination. When a determination of Members entitled to vote at any meeting of Members has been made pursuant to this Section, the determination shall apply to any adjournment of the meeting.

         5.6 Quorum. Members holding not less than a majority of all Membership Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of the Members, a majority of the Membership Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty days without further notice. However, if the adjournment is for more than sixty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Membership Interests whose absence results in less than a quorum being present.


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         5.7      Manner of Acting. If quorum is present at any meeting, the vote or written consent of Members holding not less than a majority of Membership Interests shall be the act if the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the New York Act, the Articles of Organization or this Amended and Restated Agreement.

         5.8      Proxies.

                  (a) A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.

                  (b) Every proxy must be signed by the Member or his or her attorney-in-fact. No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it, except as otherwise provided in this Section.

                  (c) The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the Member who executed the proxy unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by any Manager.

                  (d) Except when other provision shall have been made by written agreement between the parties, the record holder of a Membership Interest which he, she or it holds as a pledgee or otherwise as security or which belong to another, shall issue to the pledgor or to such owner of such Membership Interests, upon demand therefor and payment of necessary expenses thereof, a proxy to vote or take other action thereon.

                  (e) A proxy which is entitled "irrevocable proxy" and which states that it is irrevocable, is irrevocable when it is held by (i) a pledgee, (ii) a Person who has purchased or agreed to purchase the shares, (iii) a creditor or creditors of the corporation who extend or continue credit to the corporation in consideration of the proxy if the proxy states that it was given in consideration of such extension or continuation or credit, the amount thereof, and the name of the person extending or continuing credit, (iv) a Person who has contracted to perform services as an officer of the corporation, if a proxy is required by the contract of employment, if the proxy states that it was given in consideration of such contract of employment, the name of the employee and the period of employment contracted for, or (v) a nominee of any if the Persons described in clauses (i) - (iv) of this sentence.

                  (f) Notwithstanding a provision in a proxy, stating that it is irrevocable, the proxy becomes revocable after the pledge is redeemed, or the debt of the Company is paid, or the period of employment provided for in the contract of employment has terminated and, in the case provided for in Section 5.8(e) (iii) or (iv) of this Amended and Restated Agreement, becomes revocable three years after the date of the proxy or at the end of the period, if any, specified therein, whichever period is less, unless the period of irrevocability is renewed from time to time by the execution of a new irrevocable proxy as provided in this Section. This paragraph does not affect the duration of a proxy under paragraph (b) of this Section.


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                  (g)      A proxy may be revoked, notwithstanding a provision
making it irrevocable, by a purchaser of a Membership Interest without knowledge of the existence of such proxy.

         5.9      Action by Members Without a Meeting.

                  (a) Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the Members who hold the voting interests have not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote therein were present and voted shall be delivered to the office of the Company, its principal place of business or a Manager, employee or' agent of the Company. Delivery made to the office of the Company shall be by hand or by certified or registered mail, return receipt requested.

                  (b) Every written consent shall bear the date of signature of each Member who signs the consent, and no written consent shall be effective to take the action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section to the Company, written consents signed by a sufficient number of Members to take the action are delivered to the office of the Company, its principal place of business or a Manager, employee or agent of the company having custody of the records of the Company. Delivery made to such office, principal place of business of Manager, employee or agent shall be by hand or by certified or registered mail, return receipt requested.

                  (c) Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to each Member who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

         5.10 Waiver of Notice. Notice of a meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice by him or her.

         5.11 Voting Agreements. An agreement between two or more Members, if in writing and signed by the parties thereto, may provide that in exercising any voting rights, the Membership Interest held by them shall be voted as therein provided, or as they may agree, or as determined in accordance with a procedure agreed upon by them.


                                   ARTICLE VI
                              CAPITAL CONTRIBUTIONS

         6.1 Capital Contributions. The Member has previously contributed cash or other assets constituting 100% of all Capital Contributions to the Company.


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         6.2      Additional Contributions. No Member without the unanimous
approval of all of the Members shall be required to make any Capital
Contribution.

         6.3 Capital Accounts. A Capital Account shall be maintained for each Member. Each Member's Capital Account shall be increased by the value of each Capital Contribution made by the Member, allocations to such Members of the Net Profits and any other allocations to such Member of income pursuant to the Code. Each Member's Capital Account will be decreased by the value of each Distribution made to the Member by the Company, allocations to such Member of Net Losses and other allocations to such Members pursuant to the Code.

         6.4 Transfers. Upon a permitted sale or other transfer of a Membership Interest in the Company, the Capital Account of the Member transferring his, her or its Membership Interests shall become the Capital Account of the Person to which or whom such Membership Interest is sold or transferred in accordance with Section 1.704-1(b) (2) (iv) of the Treasury Regulations.

         6.5 Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Section is intended to comply with the requirements of Section 704(b) of the Code. If in the opinion of the Managers the manner in which Capital Accounts are to be maintained pursuant to this Amended and Restated Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

         6.6 Deficit Capital Account. Except as otherwise required in the New York Act or this Amended and Restated Agreement, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account.

         6.7 Withdrawal or Reduction of Capital Contributions. A Member shall not receive from the Company any portion of a Capital Contribution until all indebtedness, liabilities of the Company, except any indebtedness, liabilities and obligations to Members on account of their Capital Contributions, have been paid or there remains property of the Company, in the sole discretion of the Managers, sufficient to pay them. A Member, irrespective of the nature of the Capital Contribution of such Member, has only the right to demand and receive cash in return for such Capital Contribution.


                                   ARTICLE VII
                          ALLOCATIONS AND DISTRIBUTIONS

         7.1 Allocations of Profits and Losses. The Net Profits and the Net Losses for each Fiscal Year shall be allocated to each Member in accordance with the ratio of the value of his, her its Capital Account to the value of all Capital Accounts in the aggregate.

         7.2 Distributions. The Managers may from time to time, in the discretion of the Managers, make Distributions to the Members. All Distributions shall be made to the Members


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pro rata in proportion to their Membership Interests as of the record date set for such Distribution.

         7.3 Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

         7.4 Limitation Upon Distributions. No Distribution shall be declared and paid unless, after such Distribution is made, the assets of the Company are in excess of all liabilities of the Company.

         7.5 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on his, her or its Capital Contribution or to a return of his, her or its Capital Contribution, except as specifically set forth in this Amended and Restated Agreement.

         7.6 Accounting Period. The accounting period of the Company shall be the Fiscal Year.

                                  ARTICLE VIII
                                      TAXES

         8.1 Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company. Each Member shall furnish to the Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

         8.2 Tax Elections. The Company shall make any election on the appropriate tax returns that the Managers may deem appropriate and in the best interests of the Members.

         8.3 Tax Matters Partners. The Managers shall designate one Manager to be the "tax matters partner" of the Company pursuant to Section 6231 (a) (7) of the Code. Any Manager who is designated "tax matters partner" shall take any action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code.

                                   ARTICLE IX
                                 TRANSFERABILITY

         9.1 General. Except as set forth in this Amended and Restated Agreement, no Member shall gift, sell, assign, pledge, hypothecate, exchange or otherwise transfer to another Person any portion of a Membership Interests without the express written consent of those Members holding at least a majority of the Membership Interests.

         9.2 Offer to Acquire. If a Member desires to sell a Membership Interest to another Person, such Member shall obtain from such Person a bona fide written offer to purchase such Membership Interest, stating the terms and conditions upon which the purchase is to be made. Such Member shall give written notification to the other Members of his, her or its intention to sell such Membership Interest and a copy of such bona fide written offer.


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         9.3      Right of First Refusal. Each Member other than the Selling
Member, on a basis pro rata to the Membership Interests of each Member exercising his, her or its right of first refusal, shall have the right to exercise a right of first refusal to purchase all (but not less than all) of the Membership Interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the bona fide written offer by giving written notification to the Selling Member of his, her or its intention to do so within thirty days after receiving written notice from the Selling Member. The failure of any Member to do so notify the Selling Member of a desire to exercise such right of first refusal within such thirty-day period shall result in the termination of such right of first refusal and the Selling Member shall be entitled to consummate the sale of his, her or its Membership Interest with respect to which such right of first refusal has not been exercised to the Person offering to do so pursuant to the bona fide written offer. If the Selling Member does to sell his, her or its Membership Interest within thirty days after receiving the right to do so, his, her or its right to do so terminates and the terms and conditions of this Section shall again be in effect.

         9.4 Closing. If any Member gives written notice to the Selling Member of his, her or its desire to exercise such right of first refusal and to purchase all of Selling Member's Interest upon the same terms and conditions as are stated in the written offer, such Member shall have the right to designate the time, date and place of closing within ninety days after receipt of written notification from the Selling Member of the bona fide offer.

         9.5 Transferee Not a Member. No Person acquiring a Membership Interest pursuant to this Section other than a Member shall become a Member unless such Person is approved by the unanimous vote or written consent of all Membership Interests. If no such approval is obtained, such Person's Membership Interest shall only entitle such Person to receive the distributions and allocations of profits and losses to which the Member from whom or which such Person received such Membership Interest would be entitled. Any such approval may be subject to any terms and conditions imposed by the Members.

         9.6 Effective Date. Any sale of a Membership Interest or admission of a Member pursuant to this Article shall be deemed effective as of the last day of the calendar month in which such sale or admission occurs.

                                    ARTICLE X
                                   DISSOLUTION

         10.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

                  (a) The latest date on which the Company is to dissolve, if any, as set forth in the Articles of Organization;

                  (b) The vote or written consent of at least two-thirds in interest of all Members; or


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                  (c)      The bankruptcy, death, dissolutions, expulsion,
incapacity or withdrawal of any Member or the occurrence of any other event that terminates the continued membership of any Member, unless within one hundred eighty days after such event the Company is continued by vote or written consent of a majority in interest of all of the remaining Members.

         10.2 Winding Up. Upon the dissolution of the Company the Managers may, in the name of and for an on behalf of the Company, prosecute and defend suits, whether civil, criminal or administrative, sell and close the Company's business, dispose of and covey the Company's property, discharge the Company's liabilities and distribute to the Members any remaining assets of the Company, all without affecting the liability of Members. Upon winding up of the Company, the assets shall be distributed as follows:

                  (a) To creditors, including any Member who is a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for distributions to Members under Section 507 or Section 509 of the New York Act;

                  (b) To Members and former Members in satisfaction of liabilities for Distributions under Section 507 or Section 509 of the New York Act; and

                  (c) To Members first for the return of their Capital Contributions, to the extent not previously returned, and second respecting their Membership Interests, in the proportions in which the Members share in Distributions in accordance with this Amended and Restated Agreement.

         10.3 Articles of Dissolution. Within ninety days following the dissolution and the commencement of winding up of the Company, or at any other time there are no Members, articles of dissolution shall be filed with the New York Secretary of State pursuant to the New York Act.

         10.4 Deficit Capital Account. Upon a liquidation of the Company within the meaning of Section 1.704-1(b) (2) (ii) (g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other adjustments for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of any Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose.

         10.5 Nonrecourse to Other Members. Except as provided by applicable law or as expressly provided in this Amended and Restated Agreement, upon dissolution, each Member shall receive a return of his, her or its Capital Contribution solely from the assets of the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return any Capital Contribution of any Member, such Member shall have no recourse against any other Member.

         10.6 Termination. Upon completion of the dissolution, winding up, liquidation, and


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

distribution of the assets of the Company, the Company shall be deemed terminated.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Amended and Restated Agreement shall have been sufficiently given for all purposes if (a) delivered personally to the party or to an executive officer of the party to whom such notice, demand or other communication is directed or (b) sent by registered mail, postage prepaicl, addressed to the Member or the Company at his, her or its address set forth in this Amended and Restated Agreement. Except as otherwise provided in this Amended and Restated Agreement, any such notice shall be deemed to be given three business days after the date on which it was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as set forth in this Section.

         11.2 Amendments. This Amended and Restated Agreement contains the entire agreement among the Members with respect to the subject matter of this Amended and Restated Agreement, and supersedes each course of conduct previously pursued or acquiesced in, and each oral agreement and representation previously made, by the Members with respect thereto, whether or not relied or acted upon. No course of performance or other conduct subsequently pursued or acquiesced in, and no oral agreement or representation subsequently made, by the Members, whether or not relied or acted upon, shall amend this Amended and Restated Agreement or impair or otherwise affect any Member's obligations pursuant to this Amended and Restated Agreement or any rights and remedies of a Member pursuant to this Amended and Restated Agreement.

         No amendment to this Amended and Restated Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each provision of this Amended and Restated Agreement being amended.

         11.3 Construction. Whenever the singular number is used in this Amended and Restated Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         11.4 Headings. The headings in this Amended and Restated Agreement are for convenience only and shall not be used to interpret or construe any provision of this Amended and Restated Agreement.

         11.5 Waiver. No failure of a Member to exercise, and no delay by a Member in exercising, any right or remedy under this Amended and Restated Agreement shall constitute a waiver of such right or remedy. No waiver by a Member of any such right or remedy under this Amended and Restated Agreement shall be effective unless made in a writing duly executed by all Members and specifically referring to each such right or remedy being waived.

         11.6 Severability. Whenever possible, each provision of this Amended and Restated Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Amended and Restated Agreement shall be prohibited by or invalid under such law, it shall be deemed modified to conform to the minimum requirements of such law or, if for any reason it is not deemed so modified, it shall be prohibited or invalid only to the extent of such prohibition or invalidity without the remainder thereof or any other such provision being prohibited or invalid.

         11.7 Binding. This Amended and Restated Agreement shall be binding upon and inure to the benefit of all Members, and each of the successors and assignees or the Members, except that right or obligation of a Member under this Amended and Restated Agreement may be assigned by such Member to another Person without first obtaining the written consent of all other Members.

         11.8 Counterparts. This Amended and Restated Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         11.9 Governing Law. This Amended and Restated Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.


         IN WITNESS WHEREOF, the individuals and entities signing this Amended and Restated Agreement below conclusively evidence their agreement to the terms and conditions of this Amended and Restated Agreement by so signing this Amended and Restated Agreement.

                                     "MEMBER"

                                     Crunch Fitness International, Inc.

                                     By:  _________________________________
                                          _____________________, __________


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